EXHIBIT 13

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/8/25 to 9/16/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/8/2025	Sell	136,042	10.69
9/9/2025	Sell	24,916	10.77
9/10/2025	Sell	24,054	10.87
9/11/2025	Sell	36,969	10.96
9/12/2025	Sell	23,604	10.95
9/15/2025	Sell	38,303	10.95
9/16/2025	Sell	42,294	10.96